Exhibit 99.2

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EDITED TRANSCRIPT

WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

EVENT DATE/TIME: MAY 09, 2013 / 01:00PM GMT

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Michael Collier Willbros Group Inc - VP, IR

Randy Harl Willbros Group Inc - President and CEO

Van Welch Willbros Group Inc - SVP and CFO

CONFERENCE CALL PARTICIPANTS

Dan Mannes Avondale Partners - Analyst

Martin Malloy Johnson Rice & Company - Analyst

Tahira Afzal KeyBanc Capital Markets - Analyst

Noelle Dilts Stifel Nicolaus - Analyst

John B. Rogers D.A. Davidson & Co. - Analyst

Steven Fisher UBS - Analyst

Andrew Buscaglia Credit Suisse - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen and thank you for standing by. Welcome to the Willbros Group first-quarter earnings conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions.

(Operator Instructions)

This conference is being recorded today May 9th 2013. I would now like to turn the conference over to our host, Michael Collier Vice President of Investor Relations. Please go ahead.

Michael Collier - Willbros Group Inc - VP, IR

Good morning everyone, and welcome to the Willbros Group earnings conference call. In addition to me, today’s participants include Randy Harl, President and Chief Executive Officer of Willbros; and Van Welch our Chief Financial Officer. This conference call is being broadcast live and is also being recorded. An archive of the webcast will be available shortly after the call on our website, Willbros.com. A replay will also be available through the phone number provided by the company in yesterday’s press release. Information reported on this call speaks only as of today, May 9, 2013, and therefore you are advised that time sensitive information may no longer be accurate at the time of any replay.

Comments today contain forward-looking statements. All statements other than statements of historical facts, which address activities, events or developments the company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise. This presentation contains non-GAAP numbers, reconciliations and related information are in our press release of May 8th, 2013, and on our website. Now I will turn the conference over to Randy Harl, President and Chief Executive Officer. Randy?

Randy Harl - Willbros Group Inc - President and CEO

Thanks Mike. Good morning everyone and thank you for joining us today. In our press release yesterday, we reported a first-quarter net loss from continuing operations of $11.6 million, or $0.24 per share. We also reported an improvement of $8.1 million at the operating line from the first quarter of 2012. We narrowed our operating loss from $9.7 million in the first quarter of 2012, to $1.6 million for the first quarter of 2013. This morning I will provide you with some additional color on our first quarter performance.

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

I am pleased with the progress that we are making in reducing the impact of seasonality on our business during the first and fourth quarters and improving our operating performance. Our approach of prioritizing and focusing on underperforming business units is working, and we have reduced the number of these from many, to only a few. We are now focusing more of our management bandwidth on the few remaining underperformers, which gives us high probability of quickly turning these businesses around. In our Oil & Gas segment, positive performance by our pipeline and facilities businesses was offset by project issues and the impact of poor weather conditions, which caused delays and lower productivity in our regional delivery business. Our regional delivery business has experienced rapid growth and has reached an annualized contract revenue run rate in excess of $350 million, compared to $275 million in 2012.

We now have regional offices that are operating in all key liquids-rich production areas in the US. This regional delivery business is the focal point of our improvement initiatives and where we are concentrating our management bandwidth on improving these operations. I will provide more details on these actions after Van’s prepared remarks.

Operating results and our Utility T&D segment improved approximately $5.5 million compared to the first quarter 2012. The operating income increase was led primarily by the electric transmission and distribution businesses in Texas.

Canada has delivered another strong quarter of operating results. Generating a $13.6 million operating income improvement from the first quarter of last year. This follows a solid fourth quarter of 2012. Canada’s financial performance over the past two quarters is the result of the investments we started making 18 months ago to reposition ourselves to focus on the Canadian oil sands to benefit from a growth market which offers recurring services and higher annual utilization of our resources. We benefited from management actions to add talent, strengthen our project management capabilities and expand our training programs to execute new, quality backlogs at the revenue run rate that we sized this business to support.

The successful expansion of our Professional Services division has created a critical mass to warrant management oversight as a separate segment. As a result, at the beginning of the year, Willbros began reporting Professional Services as a fourth segment. Professional Services provides engineering, procurement, program management, integrity and field services to the oil and gas and electric utility industries. This segment has significant growth potential, with opportunities for upstream, midstream and downstream engineering services. Willbros is well-positioned as a leading, full-service provider in the emerging integrity market. The Professional Services segment generated an operating income improvement of approximately $1 million relative to the first quarter of 2012. This was due to strong performance in our engineering businesses and storm-related work in the Northeast for our locating business.

After Van provides more financial information, I will discuss some of our objectives and additional actions we are taking in 2013. Van?

Van Welch - Willbros Group Inc - SVP and CFO

Thanks Randy, and good morning to everyone. In the first-quarter 2013 we improved our financial results quarter over quarter as follows. One, our net loss from continuing operations after tax of $11.6 million reflects an improvement of $9.6 million. Two, we reported an operating loss of $1.6 million, an improvement of $8.1 million. And three, our adjusted EBITDA for continuing operations is $9.6 million for the first-quarter 2013, an improvement of $3.8 million from the first quarter 2012. In addition, we reduced our total debt by $54 million.

For the first-quarter 2013, our tax expense was $2.6 million for the quarter, which is primarily related to Canadian income tax and the Texas margins tax. We currently have the US valuation allowance of $57 million against our tax assets. Looking forward, upon demonstrating sustainable annual taxable income which will fully utilize our tax assets, this valuation allowance will be removed and the tax benefit will flow through to the income statement.

At March 31, 2012 Willbros maintains backlog from continuing operations of $2 billion, compared to $2.1 billion at the end of 2012. During the same period, our 12-month backlog decreased 13%, to $880 million compared to $1 billion. Our 12-month backlog consists of approximately 76% of time and material and unit rate work with the remainder being fixed price.

Our capital budget for 2013 is $25 million, of which $4 million was spent during the first quarter of 2013. The actual annual spend will be a function of future work commitments and the terms and conditions offered in the equipment rental market. Amounts are expected to be funded through operating cash flows.

Now moving to liquidity. In January we sold our subsidiary in Oman, and used $34 million of the net proceeds to pay down our revolver. Our cash and cash equivalents balance decreased from December 31, 2012, by $39 million, to $10 million at March 31, 2013. Our outstanding revolving borrowing decreased by $59 million for the same period. As of May 8, our cash and bank net of draw was approximately $57 million.

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

At the end of March 2013 we had revolving borrowings of $45.4 million, a decrease of $59 million, and $57.6 million of letters of credit outstanding against our $175 million revolving credit facility, resulting in $72 million remaining capacity. At March 31, $48 million was available for draw, for a total of $58 million of liquidity. On June 30, the revolving credit facility commitment will be reduced to $115 million. We will continue to pursue opportunities to strengthen our overall balance sheet. These steps may include additional sales of non-strategic and underperforming assets including equipment, real property and businesses, as well as accessing capital markets to reduce or refinance our indebtedness.

Now for guidance. Our financial results continue to improve year over year, and quarter over quarter in operating income, net income and EBITDA and we expect that to continue. We reaffirm our guidance of annual revenues from continued operations to be in the range of $1.9 billion to $2.1 billion, and debt reductions of $50 million to $100 million by the end of 2013. While the current quarter effective tax rate on continuing operations was a negative 29%, it is anticipated to be between 25% and 30% for the year as we improve our profitability. Our federal US tax rate is expected to be zero in 2013 as we will use our net operating losses to offset our US earnings. The major components of our 2013 effective tax rate will be the Texas margin tax and the Canadian income tax. I will now turn the call back to Randy for additional comments. Randy?

Randy Harl - Willbros Group Inc - President and CEO

Thanks Van. Our strategy to diversify our end-market exposure has been successful, and we are creating attractive opportunities and significant growth markets in North America. In these markets, as contractor capacity is absorbed, we are presented with opportunities to improve the terms and conditions we accept and to generate higher risk adjusted margins, particularly in mainline pipeline construction, where there are a large number of intrastate projects. Our backlog is at a healthy level and we expect our approach of patience, discipline and selectivity to build higher quality backlog as we see ample prospects to fill our book of business. We began this approach in Canada last year and the quality of the backlog we acquired there is now producing good margins for us.

Our primary objective for 2013 remains improvement of operating results, cash flow and margins and the process begins with higher quality and more profitable backlog. The steady improvements that we have made quarter over quarter and year over year to improve our operating performance are yielding positive results. The Oil & Gas segment is much more than cross-country pipeline construction. Today, we offer construction and maintenance services from the wellhead to the city gate. In 2011, we changed our delivery model to follow the drilling into the unconventional plays. This market demands local presence, more front-line management and back-office support.

Strategically, we were early movers into these regions and we are fine-tuning our operations to bring profit to the bottom line. In order to improve our regional business, we are replicating the successful operating model of Canada. We are adding management talent to provide more oversight and training, and we are improving the back-office systems and tools required in these transaction intensive locations. In 2012, we saw significant growth in our regional business and now, we are focused on improving its performance. It is important to note that this business consists mainly of small projects that are won and executed within a short timeframe.

Moving into the spring, we have already seen improvement in our March results and expect this improved performance to continue into the second quarter and for the balance of the year. We expect our cross-country pipeline business unit to contribute revenue of $200 million to $300 million and there are ample market opportunities for us to fill our book of business this year. We intend to remain disciplined and selective in bidding new work. The downstream turnaround market is improving and we expect this business unit to deliver increased revenue and operating results in 2013 versus last year. We are also seeing an uptick in demand for our fab shops in Tulsa and for our tank services.

Our downstream business, which currently generates about $200 million in revenue, has significant growth opportunities as liquids-driven products and the expected Gulf coast petro-chem resurgence continue to gain momentum. We believe that the actions we are taking to improve our operations, coupled with market growth, should enable us to return the downstream business units to profitability.

The Utility T&D segment is positioned to grow our electric transmission construction business from the $250 million level to $500 million and approximately double our operating margins in the next three to five years. We will complete Oncor’s CREZ projects in Texas by the end of 2013 having constructed over 1,000 circuit miles of 345 kV and 500 kV transmission lines. We have built the capacity and the ability to fill multiple large transmission construction spreads concurrently. Post CREZ, we will ship the performing base load transmission construction work for Oncor, as well as performing additional work at higher margins for an expanded customer base outside of our long-term alliance agreement. In Canada our first-quarter results are an example of getting it right and realizing our potential in what is historically the strongest quarter of the year in Canada. We expect continued strong operating margins in ensuing quarters, and total revenue production in the range of $350 million to $400 million for the year.

The Professional Services segment generates approximately $300 million of annual revenue and is now being reported separately. We have upside potential from our integrity services, from expanding land and survey activity and from our engineering and EPC offerings. We are in the early innings of an uptick in our engineering

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

awards and this gives us confidence that the number and quality of EPC prospects will continue to grow and align more with our experience and capabilities. Our land and survey business is led by new executive management and is already positioned to benefit from cross-selling opportunities between our Oil & Gas and Utility T&D segments.

Integrity services currently represents approximately one-third of the professional service segment’s revenue, about $100 million. This is an established business unit with experienced leadership and we are targeting $500 million in revenue in the next three to five years as we leverage the front-end technical and management components to grow our field remediation and maintenance services. We continue to invest in expanding our geographic presence to offer our line locating and other integrity services into new regions.

In summary, at the beginning of 2012 we talked about the actions we were taking to address the underperforming business units and either quickly turn them around or exit them. At that time, we reported that returning the underperforming units to break even would improve operating income by over $20 million. We exceeded that objective last year and we expect to deliver another substantial improvement in operating income in 2013. Today, we have improved most of the underperformers or we are selling them. The list of these business units is now short, giving us more runway for generating improved operating results, cash flow and margins.

We are operating more effectively in growing markets. Three of our four segments were profitable in the first quarter. Our operating results increased $8.1 million, quarter-over-quarter. Entering the second quarter, we have positive momentum and expect our performance and this trend to continue throughout the remainder of the year. I am confident that our continued efforts will yield additional positive results in 2013. Operator, we will now take questions.

QUESTION AND ANSWER

Operator

Thank you. Ladies and gentlemen we will now begin the question and answer session.

(Operator Instructions)

Dan Mannes with Avondale.

Dan Mannes - Avondale Partners - Analyst

Thanks. Good morning everyone.

Randy Harl - Willbros Group Inc - President and CEO

Good morning Dan.

Dan Mannes - Avondale Partners - Analyst

First question obviously is going to be on the regional shale business. I certainly understand your commentary in terms of trying to improve the business. I guess what I’m trying to get my arms around is, given, number one, the diversity of the offices and, number two, the relative small size of projects, I’m trying to understand if you could give us a little more color on how you are able to have these kind of losses in the first quarter. Especially given the amount of work out there. Is this sort of what a pricing issue? Is an execution? Is a cost of rental equipment? Of you could just give us a little more color on how that played out in the quarter?

Randy Harl - Willbros Group Inc - President and CEO

Alright, Dan. It is a combination of a number of things. Starting with the bidding process, which we know can be better. So we have put a lot of discipline into rolling out our estimating processes into the region so we get more uniform estimating. So that is the start of it. Coupled with that are lots of different projects where there is a lot of back-office support, this is needed to effectively execute and build and deal with all the issues associated with that lot of different projects that range to call out work, to unit price, to small lump sum. It’s fairly complicated, we have added a lot more training to the mix. We have been, for the past really four months; rolling out there and supporting all of our people with improved training, helping them get the job done more effectively.

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

I think we are already seeing the results of that training in each of the regional offices. I pointed out in my remarks that March was much better. We hit a low in January, February was a bit better, but significant improvement into March. The nature of this business is, working off a lot of work really every month and the work we are going to generate — the revenue we will generate in Q2, is now been booked, and the ones that weren’t as good as we had expected are worked through the system. So the difference here really is a business that you don’t have a long-term project here that will hang around for a number of quarters. So I am optimistic that while this is disappointing in Q1, we certainly see the opportunity to put this quickly behind us and not have it hanging around for a long period of time.

You know, so to answer your question, it is a lot of different factors, Dan, solved by really two or three different main actions. One is better back office support, more training, better bidding, we have tripled the amount of general management that we have looking over the business. I think that leadership quickly takes us where we want to go.

Dan Mannes - Avondale Partners - Analyst

Okay. Just a follow-up on the same topic. You have been in this business for couple years and you have grown it very well. Was this the first quarter you had the sort of — I will call them growing pains. Secondly, was this tied to any specific region or is this more broad-based?

Randy Harl - Willbros Group Inc - President and CEO

Dan, some offices are better than others, that is always the case. So we had a couple of offices that performed just like we expected them to. We had other ones that didn’t and it was really the combination of weather, when you have as much snow, rain and poor conditions as we had, it is going to have an impact on your business. So that was a piece of it. The other piece of it was we had a very strong finish to last year. We hit a record in terms of the peak manpower we had in the business and then headed into January we experienced some downturn in activity from our customers and didn’t respond as quickly as we should have in reducing our costs and matching the cost that we have in a number of those offices with the revenue that we were able to generate. We reacted to that, I think that we have a good model in place for each office now that gives our management good guidelines on what you do when you have some of these fluctuations in the business. I do not expect that to repeat itself. The visibility that we have into each of these offices, from a reporting standpoint, has been reinforced. And so, the addition of more general management looking at fewer offices, getting those offices to understand what it takes to be profitable and what really their base load needs to look like in terms of people and equipment and then improving the bidding gives me a lot of confidence that this is behind us and Q2 is going to look a lot better.

Dan Mannes - Avondale Partners - Analyst

Okay. Thanks a lot.

Operator

Thank you. Martin Malloy, Johnson Rice.

Martin Malloy - Johnson Rice & Company - Analyst

Good morning.

Randy Harl - Willbros Group Inc - President and CEO

Hello Marty.

Martin Malloy - Johnson Rice & Company - Analyst

You expressed a lot of confidence in the cross-country market this year. Can you talk more about the bidding environment and how this bidding season is going? Is it approaching the end of the bidding season and when can we look at some award announcements?

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

Randy Harl - Willbros Group Inc - President and CEO

You know, I have been confident really all year, Marty. I think I need to look back to what I said about being patient. If you go back to last year, we felt it was important to get out there and book some early work. As the year played out, that ended up not being such a great decision. Even though we finished the year hitting our numbers for pipeline construction, we had Red River and a couple of other bumps in the road that certainly took away what would have been a spectacular year. So our approach this year is to be patient.

You know we have been bidding a lot of work, we have been finishing in the top two or three, so we are very competitive. But we have also missed some work here early in the year. The good news though, is that the bidding season is not about over. You know, it is going to have some pretty long legs this year. I am very confident that we will be able to put in a good book of business, hit that $200 to $300 million of revenue that we talked about in my remarks and do it at very good margins. So what we are seeing is — capacity is being filled and as that happens, I think we will be able to pick our spots here and get the kind of quality revenue in backlog that we are going to be pleased with when it works out in the ensuing quarter. So I am very confident, Marty.

Martin Malloy - Johnson Rice & Company - Analyst

Okay. Can you give us an update on the sale of Hawkeye, that process?

Van Welch - Willbros Group Inc - SVP and CFO

Yes Marty, this is Van. We have been entertaining a number of potential buyers for the Hawkeye business. We are beginning to narrow that down. We haven’t signed any kind of LOI at this date, but I can tell you that we are quickly approaching that kind of event with the narrowing down of the buyers.

Martin Malloy - Johnson Rice & Company - Analyst

Thank you.

Operator

Thank you. Tahira Afzal, KeyBanc.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Good morning gentlemen.

Randy Harl - Willbros Group Inc - President and CEO

Good morning.

Tahira Afzal - KeyBanc Capital Markets - Analyst

I guess my first question is, I guess I am trying to get comfortable around the deliverables that you are setting for yourself for the year. We have seen in the fourth quarter you did a commendable job but only with a field of your problematic business. Can you give us an idea of milestones that you are setting for yourselves that we can look at to see how some of these struggling entities that you are keeping and retaining are going to be delivering going forward. So we can sort of see internally how you’re progression is outside of the company’s that your intending to sell and divest moving forward?

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

Randy Harl - Willbros Group Inc - President and CEO

Well, Van has talked about what we’re doing with Hawkeye, Tahira. If you rerun those units that we decided to keep because of their strategic importance. We are pleased with what is happening in our distribution business. I think that when you really look below the surface in Q1, that distribution business was hurt pretty bad by weather because we have quite a bit of underground, electrical and distribution pipe that is included in that business. Yet we still had quite an improvement over where we had been. You know we keep a close eye on it out we have now focused on really Pittsburgh, Baltimore and Richmond in the East and really in Texas and growing out of Texas in the South. All of those units are continuing to hit their numbers or be close, when you take into consideration the impact that we have from the weather.

On the engineering side, we are still very pleased. We look at the downstream engineering business which has been problematic for us, but it has been profitable now for about 18 straight months. So, that is hitting its numbers. The other part of the growth in Professional Services is our locating business where about 18 months ago we’ve lost some key contracts, which we now have re-won. I think you are going to see going forward that that part of Professional Services is going to hit its stride. So we measure that on a monthly basis, keep track of that progress and we have nothing but upside for really the downstream, midstream and upstream engineering businesses that are playing into a very robust market.

In Canada, we got out of the part of the business that was causing us a lot of problems, that facilities construction business. We have not been bidding more work in that area, continuing to instead rely on things that we have a lot of experience and capability in and that is netting the result that we have to have and I think when you look inside of Oil & Gas, our pipeline business last year performed very well. Doing more than $300 million in revenue last year at good margins even taking into account that we had Red River and a couple of other projects that did not perform as well as they could have. But that unit is continuing to have good management all the way from estimating through execution in the field.

Our facilities business, we bobbled there, a year or so ago, but we have a new management team. We have added a lot of back office support and that is a very robust business that is growing and booking quality backlog that I think, in Q3 and beyond, really contributed to the company. And then you have the regional business where we got it right from a strategic standpoint. But, we needed some additional management systems and support for that business and we have, for the last three or four months, been applying that, and I am convinced — because I saw in March, it taking an uptick.

I think we are closely watching all two dozen business units that we have. And right now, as I said in my remarks, we have gotten it down to where the regional business is really the thing that has been a problem for us in Q1. The downstream business that had really hurt us. Exiting our pursuit of the Gulf Coast and kind of the turnaround business has gotten us back a lot closer to break even. I think we breakthrough to profitability in the downstream business in Q2. So, as I said, I think the strategy that we have employed there to prioritize and focus on the problem units has paid off. And even though Q1 was not exactly what we had planned it to be, if you look at all two dozen business units, only a couple of them did not hit the mark in terms of where we thought they would be.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Thank you very much.

Operator

Noelle Dilts with Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

Thanks, good morning. We have been talking about the issues in the regional delivery business, but I was wondering if — just to help us if you could put some brackets around that? Is there any way you can quantify how much of the loss was related to weather versus you know, maybe some of these fitting issues. I don’t know if you can extract it, but I thought I would ask?

Randy Harl - Willbros Group Inc - President and CEO

At a good way to think about it, Noelle, is that everyone knows what the weather was in the first quarter for us. In places like Ohio and Colorado and North Dakota. It even affected us here in Texas. So, it is hard, we did not quantify that, but is it a 50% impact? 25%? It’s somewhere in that zip code. So a good part of it was weather and a part of it was execution.

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. I guess given that you said good results in your pipeline in your pipeline and some other businesses of fall into Oil & Gas. How big was this loss in the regional delivery business, specifically? I am assuming it is bigger than the loss you reported as you must have had profitability in other pieces of the business.

Van Welch - Willbros Group Inc - SVP and CFO

Noelle, you look at it, and you kind of teed this up in the right manner. The pipeline facility business, the downstream business was just slightly below what our expectation was. I think the way to look at this is the loss that we reported within the Oil & Gas business was primarily attributable to the regional delivery business.

Noelle Dilts - Stifel Nicolaus - Analyst

Alright. Then you are talking about improvement moving forward. Do you think you can actually generate a profit in regional delivery in the second quarter?

Van Welch - Willbros Group Inc - SVP and CFO

This is Van again, Noelle. When we look at regional delivery, as Randy said, we think the projects and the problems that we had in Q1 are correctable and have been getting corrected in Q2. I do think that we will have some very significant improvement. I am not going to give you a dollar amount associated with that, but I think going from Q1 to Q2 there will be dramatic improvement.

Randy Harl - Willbros Group Inc - President and CEO

I think we have a real good shot, Noelle, at getting it back to close to break even or better.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Your cash position is significantly higher here as of today than it was at the end of the quarter. Can you just explain what drove that improvement?

Van Welch - Willbros Group Inc - SVP and CFO

A couple of things Noelle. When you measure cash on a certain date you are going to have lots of swings up and down. We typically on a quarter-end — the cash seems to come in a bit slower from our customers on that quarter-end. That certainly had an impact on us in Q1. Also our DSO did increase in Q1 for a number of reasons. Some of them were our issues, most of them was an issue that we were trying to firm up with our customers. Those have corrected themselves for the most part, both of those. And we have seen a dramatic improvement in our DSO since then, and thus an increase in cash.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Last question for me. Given this step down in the revolving capacity in June, you have expressed your confidence that you have enough liquidity to continue to run the business. But, if you say one, a large project — can you walk us through how you would support the working capital needs for that project? If we’re looking at this lower revolver capacity?

Van Welch - Willbros Group Inc - SVP and CFO

I think we maintain the DSO that we’re looking at today, I think along with some of the asset sales that we have been talking about, we should be able to perform at that lower level of capacity. I have a high level of confidence in that. Now we are, as I mentioned before, we have been talking to our banks. We are looking at doing some form of refinancing in the near term. We have been working with them along those lines. We are exploring various options associated with that particular effort. But that is going to be working somewhere in the near term as well.

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

Noelle Dilts - Stifel Nicolaus - Analyst

All right. Thank you.

Operator

Thank you. John Rogers, Davidson.

John B. Rogers - D.A. Davidson & Co. - Analyst

Hi. Good morning.

Randy Harl - Willbros Group Inc - President and CEO

Hi John.

John B. Rogers - D.A. Davidson & Co. - Analyst

A couple of things. Randy and Van, you have given us some different numbers for revenue and for the different segments. But could you just give us some — those numbers according to the segments that you are actually reporting in? Oil & Gas, Canada, Utility and Professional Services, what you expect for the year.

Van Welch - Willbros Group Inc - SVP and CFO

What we are expecting for the year?

John B. Rogers - D.A. Davidson & Co. - Analyst

Yes, or however you want to do it.

Van Welch - Willbros Group Inc - SVP and CFO

Okay. Let me try to give you a bit of color and if you listen to Randy’s comments. We don’t typically, nor am I going to give you guidance by segment, but perhaps if you look at our $1.9 billion to $2.1 billion, that is still the guidance for the year. If you are looking at the Oil & Gas, for example and I will start — look at Q1 as the benchmark. I think we will see some slight improvements in Q2 as the backlog builds associated with the pipeline projects that Randy referenced. I think our biggest quarter will be Q3 going forward, along with that backlog build in pipelines. Professional Services from a revenue standpoint, it is going to be driven by a large degree by how much EPC work we do. But if you look at Q1, I am feeling very confident that we are going to have an uptick — slight uptick Q2 to Q3 in Professional Services from that base. Canada, again, as Randy mentioned, the first quarter is typically the best quarter for Canada. I would see a revenue decline in Q2, Q3 and Q4. It will flatten out in Q2, Q3, Q4 to flatten out but it will decrease sequentially from Q1 in Canada. And UTD should build from Q1 going forward.

John B. Rogers - D.A. Davidson & Co. - Analyst

Okay. Thank you. Just back to Canada for a second, the substantial margins that you are seeing there now, is that tied to any specific projects or is it just an indication of the overall market? I am just trying to understand, is that sustainable? Can the margins get even better? Because there is a huge ramp-up in revenue. What is the potential up there?

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

Randy Harl - Willbros Group Inc - President and CEO

You know, I think, John, this goes back to the remarks that I made in terms of putting quality backlog in there and building the management team that can execute. I think what we have today is a reflection of the market that we have. We had an excellent quarter in Q1. I would expect — you have to think about the margins in Canada in line with what we did in Q4. All of this is flowing out of our standard business. So we said we were going to make the move back, clearly the sweet spot of what we do in Canada and you are seeing the benefit of that. We are still not hitting on all cylinders in our fab shops in Canada. There is room for improvement there. But I think that what we are seeing there from the mine sites, the maintenance work we do, the small capital construction, all of that is — I would expect the margins to be maintained at about what we saw in Q4. I’m not looking for a lot of upside on that, unless we are able to take on one of these larger projects in Canada on a cost reimbursable basis. That might make a big difference there. We have a number of those things that we’re looking at. But I am pretty pleased with where we are right now.

John B. Rogers - D.A. Davidson & Co. - Analyst

And last thing if I could. Van, when you talk about the balance sheet you talked about the refinancing of some of the debt and asset sales. Are you looking at equity as well?

Van Welch - Willbros Group Inc - SVP and CFO

John, I think the way I would — the way we are looking at that is we have flexibility and a number of ways. The debt market, the bank market is about as good as it has ever been. But we are keeping all options open as we move forward.

John B. Rogers - D.A. Davidson & Co. - Analyst

Okay. Fair enough. It’s good to see the progress. Thanks.

Operator

Thank you. Our next question comes from the line of Steven Fisher with UBS.

Steven Fisher - UBS - Analyst

Good morning. So, I guess the bookings looked a little bit light in the Utility T&D sector in the quarter. Could you just comment about that? How much of that is seasonality and how do you expect that to go forward over the next few quarters?

Van Welch - Willbros Group Inc - SVP and CFO

I think it is a lot to do with seasonality. The UTD business is certainly impacted in Q1 from a seasonal at aspect. We were impacted both here in Texas as well as the mid-Atlantic region. I expect there is going to be a bounce that would occur in Q2 going forward.

Steven Fisher - UBS - Analyst

Okay. Great. Then, I guess on the shale and the liquids regions, how have you seen the falling rig counts affecting the activity in the shale regions where you are? And then is your regional business right sized right now for the level of activity that is going on there?

Randy Harl - Willbros Group Inc - President and CEO

So Stephen, I think the answer to that is, it varies by region. I think one important point is that the productivity that is coming from the rigs that are deployed is going up and so we are not seen much decline in the activity on the part of the producers or the midstream guys. With regard to right sizing of the offices, we have put a lot of effort into really understanding what our opportunities are play-by-play-by-play, and then figuring out what is the base load that we want to size for and getting those offices in line with that cost structure and then putting systems in place that give us some early warning when things start to change so that we can respond and have a

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

corresponding adjustment in that base cost. We remain very bullish on these regional offices in terms of the opportunities that we see. And the good news in this is that our ability to make a profit on these really rests with us. And we have demonstrated, in Canada, our ability to take a look at a business, understand what its costs are, get the right people and systems in place and take advantage of that expanding marketplace.

I see the regional business as being very much like that. We have even asked our Canadian team to have a look at some of the regional offices that border Canada. Give us some help in terms of things that we did in Canada to get it right. Those things have been put in place. So I think, again, that is another thing that bodes well for us going forward. From a market standpoint, these things do ebb and flow, but activity is still quite high and our expectation is that that’s going to continue at that level and we will have no issue in terms of maintaining the revenue level that I talked about around the $350 million mark in that regional office business. But, return it to profitability.

Steven Fisher - UBS - Analyst

Okay. Great. Thank you.

Operator

Thank you. Jamie Cook with Credit Suisse.

Andrew Buscaglia - Credit Suisse - Analyst

Hey guys, this is Andrew Buscaglia on behalf of Jamie. Thanks for taking my question. I had a quick follow-up on your Professional Services segment. Just sort of — I know it is a new segment, I’m looking at — I know you gave a little bit of guidance — Can you guys just talk about what the drivers are behind that so we know going forward throughout 2013 and ‘14 and ‘15 what drives that segment and how to think about that?

Randy Harl - Willbros Group Inc - President and CEO

So Andrew, just in general, it is a business that is made up of a standard engineering business, which addresses the midstream, upstream and downstream. So that midstream, upstream is really a function of activity that is out there which we expect to remain high. So it is drilling, production of oil and gas and liquids and then all of the processing and movement associated with that. So, again, again back to what we talked about in the regions. We expect that to remain high. On the downstream side, processing of those liquids that are coming from these plays and the lower-cost natural gas is finding its way on a sustainable basis to the Gulf Coast. We see a huge number of projects from LNG to ethylene to other kinds of petrochemicals that are going to happen here, and our businesses is well-positioned to take advantage of that.

In fact, we have seen the man power, in the past 18 months, almost double inside of that Professional Services business. And that is in response to these drivers, both upstream, midstream and downstream that I just covered. On the survey, locate and other businesses that are in this field services business — again, driven by those same factors in terms of new projects. But we are seeing the early innings of the integrity business, and I talked about how big we think that business can be. We are steadily booking more opportunities for the Professional Services side of the technical side of the integrity business, now we are starting to see the opportunity to do the digs, the maintenance and the construction part of that business which will really drive the revenue in that business and tying together the technical side along with being able to be a full-service provider, we think, bodes well for us to really drive the margins in that business. And a lot of what you saw in Canada, in Q1, comes from the integrity business there and we do an awful lot of integrity digs in Canada and that flowed through and really was accretive to our base business in Canada. So, while that is not in the Professional Services segment, gives you a little bit of color on what you can expect as integrity really gets into full swing and we start to see some of these construction and maintenance kinds of activities flow into our business.

Andrew Buscaglia - Credit Suisse - Analyst

Okay. Thanks. That’s helpful. I know you guys gave some guidance on your debt pay down, but, in the last call, you indicated that first half would be a little bit higher interest expense. Can you just talk about your guidance for that going forward?

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

Van Welch - Willbros Group Inc - SVP and CFO

Yes, I think Andrew I don’t believe that has changed. We have still have — the downstream [sic meant disco ops] sale is obviously a big piece of that debt pay down and that is going to happen later on in the year. As well as, as we explore these options on refinance, I would be expecting our interest expense would also be — our cash interest expense would also be declining as we complete or put those items in place.

Andrew Buscaglia - Credit Suisse - Analyst

All right. Thanks.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

Thanks. I was just looking for a little more clarity on this 30% profit you posted on Hawkeye, the discontinued operations. Is that reflect a receipt of a change order on the Maine Central Reliability project?

Van Welch - Willbros Group Inc - SVP and CFO

Yes, Noelle, if you look at DISCO, there were — the largest piece of that gain that’s coming through, is the gain on the sale of Oman.

Noelle Dilts - Stifel Nicolaus - Analyst

Oh, okay. Sorry.

Van Welch - Willbros Group Inc - SVP and CFO

It is highlighted in our 10Q but the gain on the sale was about $23.6 million for Oman. We did book additional losses on the Hawkeye project. We booked a $5 million additional loss on that project, and I think Hawkeye reported in the quarter about a $7.9 million loss.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Great. That’s it. Thanks.

Operator

Thank you. Ladies and gentlemen this concludes our conference call for today. We thank you for your participation and you a now disconnect.

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MAY 09, 2013 / 01:00PM GMT, WG - Q1 2013 Willbros Group, Inc. Earnings Conference Call

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